Contact:  Barbara B. Lucas
                                          Senior Vice President - Public Affairs
                                          410-716-2980

                                          Mark M. Rothleitner
                                          Vice President - Investor Relations
                                          and Treasurer
                                          410-716-3979


FOR IMMEDIATE RELEASE:  Thursday, January 30, 2003

Subject: Black & Decker Reports Recurring Earnings Per Share of $1.05 for Fourth
         Quarter 2002 and $3.23 for Full Year; Generates Record $360 Million of Free Cash Flow

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the fourth quarter of 2002, excluding a $12.3 million pre-tax restructuring charge, were $85.1 million or $1.05 per diluted share. This represents a 31% increase over recurring diluted earnings per share of $0.80 in the fourth quarter of 2001 using the new accounting standard for goodwill. Including the restructuring charge ($9.4 million after tax or $0.11 per diluted share), net earnings for the quarter were $75.7 million or $0.94 per diluted share. For the fourth quarter of 2001, the Corporation reported a net loss of $13.0 million, or $0.16 per diluted share, which included a restructuring charge of $0.88 per diluted share and goodwill amortization of $0.08 per diluted share.

     For the full year 2002, the Corporation announced recurring net earnings of $261.4 million or $3.23 per diluted share. This represents a 28% increase over recurring diluted earnings per share of $2.53 for the full year 2001 using the new accounting standard for goodwill. Reported net earnings for 2002, including restructuring charges, were $229.7 million or $2.84 per diluted share versus $108.0 million or $1.33 per diluted share in 2001, including restructuring charges and goodwill amortization.

                                     (more)

Page Two


     Sales for the fourth quarter of 2002 were $1.23 billion, a 3% increase over $1.19 billion for the same period last year. Sales increased 1% excluding the effects of foreign currency translation. Sales for the full year were $4.39 billion, a 3% increase over $4.25 billion in 2001. Sales for the year increased 2% excluding the effects of foreign currency translation.

     The Corporation generated a record $360 million of free cash flow, up from $257 million in the prior year. Inventory was $749 million at the end of 2002, $38 million lower than at the end of the third quarter and $37 million above the 2001 year-end level. The increase versus year-end 2001 was caused by foreign currency translation and planned safety stock related to the restructuring plan.

     The restructuring charge recorded in the fourth quarter is part of the comprehensive restructuring program that the Corporation announced in January 2002. The primary change in operations associated with this charge is the closure of a power tool facility in the United States, which is expected to be completed in late 2003. Including charges in the fourth quarter of 2001 and the third quarter of 2002, $150.5 million of pre-tax charges have been recorded to date for this restructuring program. The Corporation expects that the total restructuring will cost approximately $170 million before taxes and generate annual savings in excess of $100 million upon completion in 2004.

     Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Our progress on the restructuring program, along with higher manufacturing efficiency, resulted in significant operating margin improvements in all three of our business segments for the fourth quarter. Sales increased in most of our businesses, despite weak economic conditions, and we achieved record sales in our North American Power Tools and Accessories businesses for the year. Higher operating margins and solid sales enabled us to deliver earnings significantly higher than in the fourth quarter of 2001 and at the high end of the range that we had projected in October.

                                     (more)

Page Three

     "We continued to generate excellent free cash flow in the fourth quarter, resulting in a record $360 million for the full year, due to higher earnings, lower capital expenditures, and lower cash taxes. We reduced capital spending by 28%, but continued to invest capital and to spend 2% of sales on product development. Working capital declined, as an increase in inventory for restructuring safety stock was more than offset by an increase in payables and accruals. We converted 138% of recurring net income to free cash flow in 2002, and our average conversion rate for the past five years is nearly 100%. We took advantage of our strong cash flow to repurchase two million shares of our stock from November 2002 through January 2003.

     "With one year of restructuring behind us, we are pleased with our progress. We closed three plants in the U.S., began operations at our new low-cost plant in the Czech Republic, and transferred a significant amount of production to low-cost regions. This quarter, we announced that we will close an additional power tools facility in the U.S., which will keep our cost base competitive for professional tools. We now expect that the restructuring program will cost $170 million, slightly lower than our initial estimate, yet still generate $100 million in annual savings by 2004. The program generated approximately $25 million of net savings in 2002, as benefits materialized earlier than we projected. We anticipate incremental savings of approximately $35 million in 2003 and $40 million or more in 2004.

     "Sales in the Power Tools and Accessories segment increased 1% over the fourth quarter last year, with a slight increase in North American sales outweighing a slight decrease in Europe. Operating profit for the segment increased 38% from the fourth quarter last year, with strong improvement in both the U.S. and Europe. Significant savings have been generated by the restructuring program as well as favorable manufacturing absorption and Six Sigma benefits. For the full year, Power Tools and Accessories sales and operating profit increased 3% and 41%, respectively.

                                     (more)

Page Four

     "In the U.S., the success of our outstanding new product array helped offset a weak fourth-quarter retail sales environment. Sales of consumer products in the U.S. increased at a low single-digit rate, led by the popular Bulls Eye(TM) auto-leveling laser line and stud finder, the Navigator(R) powered hand saw, power tool combination kits, and new cleaning products. In the U.S. DEWALT(R) professional division, sales were flat, in part due to an acceleration of orders in the third quarter. For the full year, sales in both the consumer and professional businesses grew at mid single-digit rates.

     "In Europe, sales decreased 1% during the quarter as economic conditions remained weak. This decrease was mitigated by a strong new-product launch of professional tools, which enabled our professional business to continue to grow. Full-year sales in Europe also decreased 1%, but operating profit was up dramatically, with improvement in both gross margin and selling, general, and administrative expenses. In the rest of the world, Power Tools and Accessories sales increased at a double-digit rate for the fourth quarter and at a mid single-digit rate for the full year.

     "Sales in the Hardware and Home Improvement segment were down 5% for the quarter. Sales of Price Pfister(R) plumbing products decreased significantly as the result of previously announced shelf space losses. This was partly offset by a mid single-digit rate of sales growth in the Kwikset(R) security hardware business, which launched its successful brand and product repositioning initiative late in the fourth quarter of 2001. Operating profit for Hardware and Home Improvement increased 19% from the fourth quarter last year due to gains at Kwikset. For the full year, sales decreased slightly and operating profit decreased 10% due to lower volumes in the Price Pfister and European security hardware businesses that more than offset gains at Kwikset.

     "Sales in the Fastening and Assembly Systems segment were up 9% for the quarter, driven by double-digit increases in the North American automotive sector and in Asia. Sales in the industrial sector increased slightly in North America, but remained weak in Europe. Operating profit in this segment increased 32% from the fourth quarter last year because of manufacturing absorption and lower material costs. For the full year, sales increased 5%, aided by the Bamal automotive division acquisition in 2001, and operating profit increased 5%.

                                     (more)

Page Five

     "Black & Decker made excellent progress in 2002, both commercially and operationally. Looking forward, we continue to expect significant benefits from our restructuring plan, new products, and marketing initiatives. Further, we will implement our plan to improve sales and profitability at Price Pfister. We expect, however, that weak economic conditions will also continue in 2003, and therefore anticipate a low single-digit rate of sales growth. Restructuring and Six Sigma savings should yield a further increase in operating margin, resulting in diluted earnings per share of $3.45-to-$3.65 for the full year and $0.40-to-$0.45 for the first quarter. We expect to eliminate the safety stock related to restructuring in 2003 and thereby improve year-end inventory turns, and plan to convert at least 80% of net earnings to free cash flow.

     "Black & Decker's strong financial performance in 2002 resulted from excellent execution of manufacturing and commercial initiatives. Our record free cash flow demonstrates our commitment to cash generation and also speaks to the quality of our earnings. We continued to invest in our brands, product development, and end-user relationships, while implementing our comprehensive restructuring program. In 2003, we will introduce many innovative products throughout our businesses, including new DEWALT cordless tools and high-end faucets. By combining market leadership with operating excellence, Black & Decker should continue to deliver outstanding value to shareholders."

     The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss fourth-quarter and full-year results and the outlook for 2003. Investors can listen to the call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available at www.bdk.com through the close of business on February 6, 2003.

                                     (more)

Page Six

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
                                      # # #



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                  Three Months Ended
                                        ----------------------------------------
                                        December 31, 2002     December 31, 2001
                                        ------------------    ------------------

SALES                                   $         1,231.8     $         1,194.7
     Cost of goods sold                             780.0                 803.6
     Selling, general, and
       administrative expenses                      322.4                 289.1
     Restructuring and exit costs                    12.3                  99.8
                                        ------------------    ------------------
OPERATING INCOME                                    117.1                   2.2
     Interest expense (net of
       interest income)                              13.0                  18.8
     Other (income) expense                           (.2)                   .9
                                        ------------------    ------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                 104.3                 (17.5)
     Income taxes (benefit)                          28.6                  (4.5)
                                        ------------------    ------------------
NET EARNINGS (LOSS)                     $            75.7     $           (13.0)
                                        ==================    ==================



NET EARNINGS (LOSS) PER COMMON SHARE
     - BASIC                            $             .94     $            (.16)
                                        ==================    ==================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                80.3                  79.8
                                        ==================    ==================



NET EARNINGS (LOSS) PER COMMON SHARE
     - ASSUMING DILUTION                $             .94     $            (.16)
                                        ==================    ==================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                80.7                  79.8
                                        ==================    ==================





                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                      Year Ended
                                        ----------------------------------------
                                        December 31, 2002     December 31, 2001
                                        ------------------    ------------------

SALES                                   $         4,394.0     $         4,245.6
     Cost of goods sold                           2,876.1               2,846.6
     Selling, general, and
       administrative expenses                    1,097.1               1,051.4
     Restructuring and exit costs                    50.7                  99.8
                                        ------------------    ------------------
OPERATING INCOME                                    370.1                 247.8
     Interest expense (net of
       interest income)                              57.8                  84.3
     Other expense                                    4.9                   8.2
                                        ------------------    ------------------
EARNINGS BEFORE INCOME TAXES                        307.4                 155.3
     Income taxes                                    77.7                  47.3
                                        ------------------    ------------------
NET EARNINGS                            $           229.7     $           108.0
                                        ==================    ==================



NET EARNINGS PER COMMON SHARE
     - BASIC                            $            2.86     $            1.34
                                        ==================    ==================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                80.4                  80.7
                                        ==================    ==================



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                $            2.84     $            1.33
                                        ==================    ==================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                80.9                  81.1
                                        ==================    ==================



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                        December 31, 2002     December 31, 2001
                                        ------------------    ------------------

ASSETS
Cash and cash equivalents               $           517.1     $           244.5
Trade receivables                                   729.0                 708.6
Inventories                                         748.9                 712.2
Other current assets                                198.9                 227.0
                                        ------------------    ------------------
       TOTAL CURRENT ASSETS                       2,193.9               1,892.3
                                        ------------------    ------------------

PROPERTY, PLANT, AND EQUIPMENT                      655.9                 687.5
GOODWILL                                            729.1                 710.4
OTHER ASSETS                                        551.6                 724.0
                                        ------------------    ------------------
                                        $         4,130.5     $         4,014.2
                                        ==================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                   $             4.6     $            12.3
Current maturities of long-term debt                312.0                  33.7
Trade accounts payable                              343.2                 312.7
Other accrued liabilities                           793.6                 711.9
                                        ------------------    ------------------
       TOTAL CURRENT LIABILITIES                  1,453.4               1,070.6
                                        ------------------    ------------------

LONG-TERM DEBT                                      927.6               1,191.4
DEFERRED INCOME TAXES                               211.3                 261.1
POSTRETIREMENT BENEFITS                             409.0                 238.0
OTHER LONG-TERM LIABILITIES                         529.6                 502.1
STOCKHOLDERS' EQUITY                                599.6                 751.0
                                        ------------------    ------------------
                                        $         4,130.5     $         4,014.2
                                        ==================    ==================



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)


                                                    Reportable Business Segments
                                        -------------------------------------------------
                                               Power     Hardware   Fastening               Currency      Corporate,
                                             Tools &       & Home  & Assembly            Translation    Adjustments,
Three Months Ended December 31, 2002     Accessories  Improvement     Systems     Total  Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  898.4       $187.0      $126.2  $1,211.6        $20.2          $    -      $1,231.8
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              114.2         20.4        19.3     153.9           .4           (24.9)        129.4
Depreciation and amortization                   19.6          6.0         3.3      28.9           .8             2.2          31.9
Capital expenditures                            18.1          2.7         4.7      25.5           .8              .1          26.4

Three Months Ended December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  887.4       $196.3      $116.3  $1,200.0        $(5.3)         $    -      $1,194.7
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)               82.5         17.1        14.6     114.2          (.3)          (11.9)        102.0
Depreciation and amortization                   20.4          6.9         2.9      30.2            -             6.4          36.6
Capital expenditures                            20.5          8.2         5.7      34.4          (.1)             .1          34.4


Year Ended December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $3,108.3       $758.0      $502.4  $4,368.7        $25.3          $    -      $4,394.0
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              352.1         53.0        72.1     477.2          1.2           (57.6)        420.8
Depreciation and amortization                   78.8         30.7        13.8     123.3          1.2             3.3         127.8
Capital expenditures                            69.5         11.2        13.6      94.3          1.5              .8          96.6

Year Ended December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $3,008.9       $766.2      $478.4  $4,253.5        $(7.9)         $    -      $4,245.6
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              250.0         59.1        68.4     377.5           .4           (30.3)        347.6
Depreciation and amortization                   85.2         33.7        14.3     133.2           .4            25.8         159.4
Capital expenditures                            85.1         33.1        15.4     133.6           .4              .8         134.8



     The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:

                                                                   Three Months Ended                Year Ended
--------------------------------------------------------------------------------------------------------------------------
                                                              December 31,   December 31,    December 31,    December 31,
                                                                      2002           2001            2002            2001
--------------------------------------------------------------------------------------------------------------------------
Segment profit for total reportable business segments               $153.9         $114.2          $477.2          $377.5

Items excluded from segment profit:

      Adjustment of budgeted foreign exchange rates to
          actual rates                                                  .4            (.3)            1.2              .4

      Depreciation of Corporate property and, for 2001,
          amortization of certain goodwill                             (.2)          (6.4)           (1.3)          (25.8)

      Adjustment to businesses' postretirement benefit
          expenses booked in consolidation                             9.3           11.0            37.6            41.3

      Other adjustments booked in consolidation directly
          related to reportable business segments                     (5.0)           2.3            (8.6)            (.6)

Amounts allocated to businesses in arriving at segment
      profit in excess of (less than) Corporate center
      operating expenses, eliminations, and other
      amounts identified above                                       (29.0)         (18.8)          (85.3)          (45.2)
--------------------------------------------------------------------------------------------------------------------------
Operating income before restructuring and exit costs                 129.4          102.0           420.8           347.6

Restructuring and exit costs                                          12.3           99.8            50.7            99.8

--------------------------------------------------------------------------------------------------------------------------
      Operating income                                               117.1            2.2           370.1           247.8

Interest expense, net of interest income                              13.0           18.8            57.8            84.3

Other expense (income)                                                 (.2)            .9             4.9             8.2
--------------------------------------------------------------------------------------------------------------------------
      Earnings (loss) before income taxes                           $104.3         $(17.5)         $307.4          $155.3
==========================================================================================================================


Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the
United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2002. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, income tax expense, and, for 2001, goodwill amortization (except for the amortization of goodwill associated with certain acquisitions made by the Power Tools and Accessories and Fastening and Assembly Systems segments). In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.